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                                                                  EXHIBIT 10.43


English translation of the letters for credit granted by Generale de Banque to VASCO Data Security NV/SA

                      [LETTERHEAD OF GENERALE de BANQUE]

1. Letter dd.26.07.1996

   Pursuant to your recent meetings with Mrs. L. Paquet, your Account Manager, we have the pleasure to confirm to you our agreement to release the S.A. Digiline International from any obligation relating to the guarantee in principal of BEF 26.000.000, subscribed on March 8 1993.

   Furthermore, we herewith confirm our willingness to maintain the credit of an amount up to BEF 26.000.000, granted to you in our accounts, credit which has already been covered by our letter dd.30.11.1995.

   In pursuance of the conditions set forth in Article 1 of our General Rules for Credit Granting, of which you received a copy, this credit of BEF 26.000.000, remains, until further notice, usable as follows:



   BEF 11.000.000 (eleven million belgian francs)
   _    either as advances on current account 260-0616851-01
   _    either for documentary credits

   BEF 15.000.000 (fifteen million belgian francs)
   _    either for documentary credits
   _ either for the issuing, on your behalf and under your responsibility, of letter of guarantees and/or sureties

If necessary we restate that the foregoing constituted guarantee and undertaking will be maintained in its entirety:


   _ mandate to deposit the goodwill as security up to an amount of 15.000.000,- BEF in principal;
   _ undertaking from your company that it will not ask for credits for financing of sales as well as pledge securities towards other financial institutions, without having obtained our prior written consent.



It is self explanatory that present conditions do not represent any kind of novelty and do not modify any of the other articles, conditions and modalities previously stipulated.

Would you please, confirm to us your approval on the present letter's content by returning us a signed copy of present letter.

Present agreement will remain valid for one month. If we do not received your approval on it within this period of time, we will consider present letter as nul and void.

Awaiting your . . . . .


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2. Letter dd.27.01.1997

   With reference to your latest meeting with Mrs. Laurence Paquet, Account Manager of our Charleroi Branch, we herewith confirm our agreement for amendment of your credit of 26.000.000,- BEF in our accounts, under nr 260.0616852.01, as follows:

   In pursuance of the general conditions set forth in our General Rules for Credit Granting, of which you received a copy, this credit of BEF 26.000.000,- remains, until further notice, usable as follows:

   BEF 11.000.000,- as advances on current account
   Usable either in Belgian Francs or in US dollars
   And/or for documentary credits

   BEF 15.000.000,- for documentary credits
   And/or for the issuing, on your behalf and under your responsibility, of letters of guarantee and/or sureties.

If necessary we restate that the foregoing constituted guarantees and/or undertakings contained in our letter dd.26th of July 1996 are entirely maintained.

An indemnity for administrative costs of BEF 1.000,-/file will be charged annually. This indemnity will not be due if during the year preceding the receipt date, a modification to the file has occurred receipt of a similar indemnity.

The remaining paragraphs are similar to the letter dd.26.07.1996.



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